CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Financial Statements and Experts" in the Combined Prospectus/Proxy Statement in the Registration Statement on Form N-14 (No. 33-66840) of AMT Capital Fund, Inc.
to the references under the captions "Financial Highlights" in the preliminary Form N-1A (No. 33-62312, Post
Effective Amendment No. 11) of the Lehman Brothers
Selected Growth Stock Portfolio, a portfolio of the Lehman Brothers Funds, Inc., incorporated by reference into this Form N-14, and to the incorporation by reference of our report, dated September 1, 1995, on the financial statements and financial highlights of the Lehman Brothers Selected Growth Stock Portfolio, a portfolio of the Lehman Brothers Funds, Inc..



by: s\Ernst & Young LLP\
ERNST & YOUNG LLP


Boston, Massachusetts
November 9, 1995